InspireMD Announces Distribution Partnership of its CGuardTM Embolic Prevention System with Penumbra, Inc.

Accelerates InspireMD’s Access into Key Geographic & Specialty Markets

Enables CGuardTM to be Commercialized as Part of a Total Systems Solution

BOSTON, MA – August 5, 2015 – InspireMD, Inc. (NYSE MKT: NSPR) a leader in stent embolic prevention systems (“EPS”) and thrombus management technologies, today announced that it has entered into a partnership with Penumbra, Inc. to distribute its carotid CGuardTM EPS through their direct commercialization team. Penumbra is a leading interventional technology company that develops and markets innovative medical devices to the neurovascular and peripheral vascular communities around the world.

InspireMD has aggressively been pursuing a strategy in treating carotid artery disease and other neurovascular applications for its proprietary MicroNetTM technology. Clinical trials of the CGuardTM system, including the recent CARENET and PARADIGM studies, have continued to support the benefits of the MicroNetTM enhanced CGuardTM system resulting in increased commercial adoption throughout the European market.

Penumbra has a direct and distributor sales organization in all markets where the CGuardTM system is commercially available. Penumbra’s neurovascular product portfolio includes medical devices for ischemic stroke and brain aneurysms, as well as peripheral vascular products that include products for embolization and thrombectomy. Penumbra has approximately 1,000 global employees with direct sales operations in North America, Europe, and Australia. Penumbra sells through distributors in Asia and select other international markets.

Alan Milinazzo, CEO of InspireMD, commented, “We are excited to partner with a leading global organization such as Penumbra. The Penumbra commercial organization is a well-respected, strong and growing team of experienced professionals that will help communicate the benefits of our proprietary CGuardTM EPS to all specialists that manage carotid artery disease.” Milinazzo continued, “We are confident that the Penumbra team will successfully commercialize CGuardTM over the next several months. Penumbra’s customers have already started placing the CGuardTM device and are anxious to discuss additional possible uses of the MicroNetTM technology in the neurovascular space.”

In addition, Jim Pray, President, International of Penumbra, stated, “The Penumbra team is looking forward to offering the CGuardTM to our customers. The CGuardTM carotid system from InspireMD is unique and addresses many limitations of existing carotid stents. The CGuardTM offers an unmatched ability to protect against plaque protrusion and prevent embolic events. The InspireMD team has done a remarkable job getting this breakthrough technology to market and our customers are looking forward to incorporating it into their practices. We are fortunate to be able to partner with InspireMD.”

CGuardTM EPS is CE Mark approved. CGuardTM EPS, however, is not approved for sales in the U.S. by the U.S. Food and Drug Administration at this time.

About Penumbra, Inc.

Penumbra, Inc. (www.penumbrainc.com) is a global interventional therapies company that designs, develops, manufactures and markets innovative medical devices. The company has a broad portfolio of products that address challenging medical conditions and significant clinical need across two major markets, neuro and peripheral vascular. Penumbra has approximately 1,000 employees and sells its products to hospitals primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets.

About InspireMD, Inc.

InspireMD (www.inspiremd.com) seeks to utilize its proprietary MGuard™ with MicroNetTM technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuardTM), neurovascular, and peripheral artery procedures. InspireMD's common stock is quoted on the NYSE MKT under the ticker symbol NSPR.

Forward-looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804

Email: craigs@inspiremd.com

PCG Advisory

Vivian Cervantes

Investor Relations

Phone: (212) 554-5482

Penumbra, Inc

Penumbra Media Relations:

Merryman Communications
Betsy Merryman
310-560-8176
betsy@merrymancommunications.com